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                                                                   Exhibit 10.35

                         EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT is entered into by and between Edward J. Rohling, ("Executive") and Lodgian, Inc. ("Company") as of the 12 day of July, 2005 ("Agreement").

NOW THEREFORE, in exchange of mutual consideration set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. TERM OF EMPLOYMENT. Executive's employment under this Agreement shall commence on July 15, 2005 and shall end on December 31, 2008 ("Expiration Date"), or such earlier date on which Executive's employment is terminated under
Section 5 of this Agreement ("Employment Term").

2. NATURE OF DUTIES. Executive shall be the Company's President reporting jointly to the Company's CEO and the Company's Board of Directors ("Board"). Prior to, but no later than July 1, 2006 Executive shall become the Company's Chief Executive Officer, reporting solely to the Board. Except as noted herein, Executive shall work exclusively for the Company and shall have all of the customary powers and duties associated with these positions. Executive shall devote Executive's full business time and effort to the performance of Executive's duties for the Company, which Executive shall perform faithfully and to the best of Executive's ability. Executive shall be subject to the Company's policies, procedures, and approval practices, as generally in effect from time-to-time and applied to its senior executives.

Notwithstanding the foregoing, Executive shall be able to serve on up to two boards of directors of other for-profit entities. With Board approval, which shall not be unreasonably withheld, Executive shall be permitted to exceed this limit of two. Nothing herein shall be construed as limiting Executive's ability to serve on the board of non-profit entities or otherwise engage in activities for charities. However, nothing in this Section 2 shall permit Executive to serve on the board of directors of any entity to the extent that doing so would
(a) interfere with Executive's duties to the Company, and/or (b) conflict with the interests of the Company.

3. PLACE OF PERFORMANCE. Executive's primary office location shall be at 3445 Peachtree Road, Suite 700, Atlanta, Georgia, except for required travel on the Company's business.

4. COMPENSATION AND RELATED MATTERS.

      (a) BASE SALARY. The Company shall pay Executive base salary at an annual rate of $550,000, which rate shall be increased by the Company on each anniversary of the commencement of this Agreement by at least 5% of the then current base salary rate. Executive's base salary shall be paid in conformity with the Company's salary payment practices generally applicable to other similarly situated Company senior executives, but no less often than once monthly.

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      (b) SIGNING BONUS - STOCK.

            (i) The Company shall pay Executive a signing bonus in the form of:
75,000 restricted shares of the Company's common stock ("Common Stock") to be granted to Executive on July 15, 2005.

            (ii) The restricted stock shares in this Section 4(b) shall be subject to the terms of the restricted stock plan and agreement under which they were issued. The restricted stock shares are intended to qualify as "qualified performance based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code").

            (iii) If Executive remains employed by the Company through the vesting date as set forth below, subject to Section 5, one-half of the restricted stock shares granted in this Section 4(b) shall vest on July 15, 2006. The remaining one-half of the restricted stock shares granted shall vest on July 15, 2007. However, subject to Section 5, vesting shall be postponed during any health-related leave of absence until Executive returns to work, unless such postponement is prohibited by law.

      (c) SIGNING BONUS - CASH PAYMENT. The Company shall pay Executive a signing bonus of $594,000 in one payment on July 15, 2005.

      (d) ANNUAL PERFORMANCE BONUS.

            (i) Subject to Section 5, Executive shall be eligible to receive an annual performance bonus in the amount shown in the applicable row on the table attached hereto and incorporated herein for all purposes as Exhibit A for each of the calendar years 2005-2008 as indicated, if Executive remains employed through December 31 of each such calendar year ("Vesting Date"). Prior to payment of the annual performance bonus, the Board shall review the actual operating EBITDA performance, and determine the percentage of Target EBITDA (as defined herein) that the Company achieved for the applicable calendar year. The Board shall not unreasonably withhold approval of the payment of annual performance bonus upon its determination of the Company's actual EBITDA and the corresponding bonus due for that level of performance. The Company shall pay the performance bonus for a given year on (and not earlier or later than) May 1 of the following year.

            (ii) For calendar year 2005, Executive's partial year of employment is reflected by the bonus amount in Exhibit A, but the minimum bonus amount for year 2005 shall be no less than $110,000.00, regardless of the Company's EBITDA.

            (iii) Subject to section (iv) below, the Company's "Target EBITDA" as used herein for calendar years 2005, 2006, 2007, and 2008 is, respectively, $60.0 million, $72.0 million, $79.0 million, and $87.0 million.

            (iv) EBITDA is as defined in Exhibit A; provided, however, that, for purposes of this Section 4, the Board has the final and sole discretion to determine the calculation of EBITDA, provided that such calculation is consistent with generally accepted accounting principles. If changes to the Company's portfolio are made, the Company shall adjust the applicable Target EBITDA as follows:

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                  (1) If a property is sold or otherwise transferred to a third party, the Target EBITDA for the Year in which the sale occurs shall be reduced by the sold property's EBITDA for the trailing 12 full months through the date of the sale, and actual EBITDA for the Year shall exclude the sold property's EBITDA. For each subsequent Year, Target EBITDA shall be reduced by the sum of the reduction for the Year of sale plus 10 percent of that reduction for each Year since the Year of sale.

                  (2) If a property is acquired, the Target EBITDA for the Year in which the purchase occurs shall be increased by the acquired property's EBITDA for the trailing 12 full months through the date of purchase, and actual EBITDA for the Year of purchase shall include the acquired property's EBITDA as if it had been acquired on the first day of the Year. For each subsequent Year, Target EBITDA shall be increased by the sum of the increase for the Year of purchase plus 10 percent of that increase for each Year since the Year of purchase.

                  (3) For purposes of clauses (1) and (2), above, "Year" shall be deemed to be the annual performance bonus calendar year in question or, with respect to Section 4(e), the long-term compensation fiscal year in question.

            (v) The Company shall pay each performance bonus in cash on (and not earlier or later than) May 1st of the year immediately following the year to which the performance bonus relates.

      (e) LONG-TERM COMPENSATION.

            (i) Subject to Section 5, if Executive remains employed through December 31 of a calendar year during the Employment Term, the Company shall grant Executive 20,000 restricted shares of Common Stock for each such calendar year if (x) 100% of Target EBITDA is achieved for such calendar year, or (y) the average closing price of the Company's Common Stock for the last thirty (30) calendar days of such calendar year is at least at the Stock Price Threshold for such calendar year as described in Exhibit A. Such grant, if any, will occur on (and not earlier or later than) May 1 of the year immediately following the calendar year during which the event described in the preceding sub-clause (x) or (y), whichever applicable, occurs.

            (ii) Subject to Section 5, if Executive remains employed through December 31 of a calendar year during the Employment Term, in addition to
Section 4(e)(i) above, the Company shall also grant Executive 10,000, 20,000, 30,000 and 40,000 restricted shares of Common Stock for 2005, 2006, 2007 and 2008 respectively: (x) upon achievement of 110% of Target EBITDA for such calendar year, or (y) if substantially all of the assets of the Company are sold or a merger is consummated for at least a 20% premium over the respective Stock Price Threshold (determined as of the day before the sale or merger is approved by the Board) for such calendar year. Such grant, if any, will occur on (and not earlier or later than) May 1 of the year immediately following the calendar year during which the event described in the preceding sub-clause (x) or (y), whichever applicable, occurs.

            Subject to Section 4(e)(iii) and 5, the restricted share grants in this Section 4(e) shall vest in three (3) equal annual installments beginning on March 15 of the year immediately following the year of each grant as described in Section 4(e)(i) and 4(e)(ii) above.

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            (iii) The restricted stock granted under this Section 4(e) shall be subject to the terms of the stock plan and agreement under which they are issued. Notwithstanding Section 4(e)(ii) but subject to Section 5, vesting shall be postponed during any health-related leave of absence until Executive returns to work, unless such postponement is prohibited by law.

      (f) STANDARD BENEFITS. During Executive's employment, Executive shall be eligible to participate in all employee benefit plans and programs, including but not limited to paid vacations, medical/health/prescription and short and long term disability income protection coverage, to the same extent generally available to other similarly situated Company senior executives, in accordance with the terms of those plans and programs. During any waiting period (not to exceed one-hundred twenty (120) days) applicable to such employee medical plans and programs occurring during 2005, the Company will reimburse (within sixty
(60) days of such reimbursement request, but in no event later than March 15,
2006) Executive and Executive's eligible dependents' COBRA premium to continue coverage under the health plan(s) in effect for Executive and Executive's eligible dependents immediately prior to the commencement of Executive's employment with the Company, if any.

      (g) INTEGRATION WITH DISABILITY BENEFITS. If Executive is absent due to a health-related disability, the Company compensation otherwise payable to Executive for that period shall be reduced by payments for that period from Company-provided short or long term disability coverage and Workers' Compensation wage replacement benefits.

      (h) INDEMNIFICATION. The Company shall indemnify Executive to the fullest extent permitted by applicable law with regard to Executive's action or inaction on behalf of the Company, which indemnification shall include the advancement of legal fees and other expenses on a current basis to the fullest extent permitted by law, which shall survive termination of Executive's employment. In addition, the Company shall extend to Executive the same indemnification arrangements as are generally provided to other similarly situated Company senior executives, which shall survive termination of Executive's employment. Moreover, the Company shall provide a Director's and Officer's Liability insurance policy covering Executive's duties hereunder during the Employment Term, which shall survive the termination of Executive's employment.

      (i) EXPENSES. Executive shall be entitled to receive prompt reimbursement (within sixty (60) days after submission of the expense) for all reasonable and customary travel and business expenses Executive incurs in connection with Executive's employment, provided that Executive accounts for those expenses in accordance with the policies and procedures established by the Company and as applied to senior executives.

      (j) SARBANES-OXLEY ACT LOAN PROHIBITION. Notwithstanding this Agreement or any other Company policy or program, the Company shall not make a loan to Executive that would violate the Sarbanes-Oxley Act, and this Agreement does not contemplate any such loans.

      (k) OTHER BENEFITS. Executive shall be entitled to the following benefits:
(1) reimbursement and/or payment of up to a total of $100,000 for expenses incurred by Executive and/or paid directly by the Company in connection with Executive's and Executive's family's

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relocation to the Atlanta, Georgia area, which expenses shall include: (i) the costs of packing and moving Executive's and his family's household goods and personal effects to Atlanta, Georgia, provided that the Company will select the moving company to be used by Executive, and all moving costs will be billed directly to the Company, (ii) commissions that Executive is required to pay to a real estate broker in connection with the sale of Executive's primary residence in the Dallas, Texas area (the "Dallas Residence"), (iii) real estate closing costs associated with Executive's sale of the Dallas Residence, (iv) payment of the monthly mortgage interest, homeowners' insurance, and property taxes for:
(x) the Dallas Residence, or (y) the residence Executive purchases in the Atlanta, Georgia area, whichever is lesser, provided that the Company will make such payments under this sub-clause (iv) until the earlier of: (w) the sale of the Dallas Residence, or (z) January 15, 2006, and (v) real estate closing costs and other ancillary costs (including, but not limited to, house hunting trips for Executive and Executive's family) associated with Executive's purchase of a primary residence in the Atlanta, Georgia area; and (2) reimbursement of up to $10,000 for reasonable fees and expenses for legal and tax advice arising in connection with the negotiation and documentation of this Agreement. Provided that Executive provides documentation of such expenses in accordance with the policies and procedures of the Company, the Company will reimburse Executive for approved expenses under this Section 4(k), but only to the extent that the expense has been incurred by the Executive during 2005 or while employed by the Company. For purposes of the preceding sentence, an expense shall be considered to have been incurred by the Executive at the time that the expense was authorized by, or at the time that the services associated with such expense were requested by, the Executive. Approved expenses under this Section 4(k) shall be reimbursed or paid by the Company within sixty (60) days after submission of the expense.

      (l) CODE SECTION 409A. Payments made pursuant to this Agreement are intended to, and the parties agree to amend this Agreement as necessary to, comply with Code Section 409A.

5. TERMINATION.

      (a) RIGHTS AND DUTIES. If Executive's employment is terminated, Executive shall be entitled to the payment of the amounts and/or benefits set forth below, subject to the balance of this Section 5. The Company and Executive shall have no further obligations to each other, except the Company's ongoing indemnification obligation under Section 4 and Executive's post-termination obligations under Sections 6 and 17, or as set forth in any written agreement Executive subsequently enters into with the Company.

            (i) DISCHARGE FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON If the Company terminates Executive's employment for Cause or Executive resigns without Good Reason, then Executive shall receive payment of (1) any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, to be paid within thirty (30) days after the date of termination, and (2) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans.

            (ii) DISABILITY If Executive's employment terminates as a result of Executive's Disability, then Executive shall receive payment of (a) any unpaid base salary,

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reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, to be paid within thirty (30) days after the date of termination, and (b) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans. In addition, (1) the Company shall pay COBRA premiums for Executive and Executive's eligible dependents under the Company's major medical group health plan on a monthly basis, beginning as of the date on which the first such COBRA premiums would be required of the Executive and continuing until the earlier of (x) the Expiration Date, or (y) the date that is eighteen (18) months from the date of termination under this Section 5(a)(ii), (2) the Company shall pay a prorated annual performance bonus under Section 4(d), calculated by multiplying the applicable bonus by a percentage equal to the total number of days that Executive was employed for the bonus year in question, divided by 365, which prorated bonus is to be paid on (and not earlier or later than) May 1 of the year following the year in which the termination occurs, (3) all restricted stock shares previously granted pursuant to Sections 4(b) and 4(e) shall immediately become fully vested as of the date of termination, (4) if Executive's termination occurs on or prior to May 1 of a calendar year, the Company shall grant to Executive, without restrictions, the number of shares of Common Stock to which Executive is entitled under Section 4(e) for the immediately preceding calendar year, but only if and to the extent the Target EBITDA or the Stock Price Thresholds under Sections 4(e)(i) or (ii) are met for such immediately preceding year (such grant to be made on (and not earlier or later than) May 1 of the year in which the termination occurs), (5) the Company shall grant to Executive, without restrictions, the number of shares of Common Stock to which Executive would be entitled under Section 4(e) for the calendar year in which the termination occurs, but only if and to the extent the Target EBITDA or the Stock Price Thresholds under Sections 4(e)(i) or (ii) are met for the year in which the termination occurs (such grant to be made on (and not earlier or later than) May 1 of the year immediately following the year in which the termination occurs), and (6) the Company shall pay a lump sum amount equal to the difference, if any, between Executive's monthly base salary and Executive's monthly Company-provided short term disability benefits (to the extent Executive elects to participate in such short-term disability benefit plan and is eligible to receive such benefits) or, if applicable, Workers' Compensation wage replacement benefits for up to 6 months, or the date that Executive's Company-provided long-term disability benefits commence (to the extent Executive elects to participate in such long-term disability benefit plan and is eligible to receive such benefits), whichever is shorter, which lump sum payment shall be paid within thirty (30) days after the date of termination. Executive shall be eligible to receive the benefits and/or payments in clauses (1) through (6) only if Executive is terminated by the Company due to Disability, but not if Executive resigns.

            (iii) DISCHARGE WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON If the Company terminates Executive's employment without Cause or Executive's resigns for Good Reason, then Executive shall receive payment of (a) any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, to be paid within thirty (30) days after the date of termination, and (b) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans. In addition, in exchange for Executive's execution of a release in accordance with Section 5(d), (1) Executive shall receive continuation of Executive's base salary in section 4(a) through the Expiration Date or two (2) years, whichever is shorter, which payment shall be made over the

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applicable time period in accordance with the Company's normal payroll practices, (2) Executive shall receive payment of COBRA premiums for Executive and Executive's eligible dependents under the Company's major medical group health plan on a monthly basis, beginning as of the date on which the first such COBRA premiums would be required of the Executive and continuing until the earlier of (x) the Expiration Date, or (y) the date that is eighteen (18) months from the date of termination under this Section 5(a)(iii), (3) Executive shall continue to be eligible to receive the annual performance bonus in section 4(d) through the Expiration Date or two (2) years after the date of termination, whichever is shorter, which bonus payments shall be made on (and not earlier or later than) May 1 of the year immediately following the calendar year to which the bonus relates, (4) if Executive's termination occurs on or prior to May 1 of a calendar year, the Company shall grant to Executive, without restrictions, the number of shares of Common Stock to which Executive is entitled under Section 4(e) for the immediately preceding calendar year, but only if and to the extent the Target EBITDA or the Stock Price Thresholds under Sections 4(e)(i) or (ii) are met for such immediately preceding year (such grant to be made on (and not earlier or later than) May 1 of the year in which the termination occurs), (5) all restricted stock shares previously granted pursuant to Sections 4(b) and 4(e) shall immediately become fully vested as of the date of termination, and
(6) the Company shall grant to Executive, without restrictions, the number of shares of Common Stock to which Executive would be entitled under Section 4(e) for the calendar year in which the termination occurs, but only if and to the extent the Target EBITDA or the Stock Price Thresholds under Sections 4(e)(i) or
(ii) are met for the year in which the termination occurs (such grant to be made on (and not earlier or later than) May 1 of the year immediately following the year in which the termination occurs). The annual performance bonus (if any) set forth in sub-clause (3) of the preceding sentence shall be determined and paid as set forth in Section 4(d) as if Executive's employment had continued through the Expiration Date, or for two (2) years after the date of termination, whichever is shorter, and such bonus payments shall be pro-rated for any partial calendar year during which Executive continues to be eligible to receive such bonus under this Section 5(a)(iii).

            (iv) DEATH If Executive's employment terminates as a result of Executive's death, Executive's estate shall receive payment of (a) any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of death, to be paid within thirty (30) days after the date of Executive's death, and (b) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans. In addition,
(1) the Company shall make payment of COBRA premiums for Executive's eligible dependents under the Company's major medical group health plan on a monthly basis, beginning as of the date on which the first such COBRA premiums would be required and continuing until the earlier of (x) the Expiration Date, or (y) the date that is eighteen (18) months from the date of death, (2) all restricted stock shares previously granted pursuant to Sections 4(b) and 4(e) shall immediately become fully vested as of the date of death, (3) if Executive's death occurs on or prior to May 1 of a calendar year, the Company shall grant to Executive's estate, without restrictions, the number of shares of Common Stock to which Executive is entitled under Section 4(e) for the immediately preceding calendar year, but only if and to the extent the Target EBITDA or the Stock Price Thresholds under Sections 4(e)(i) or (ii) are met for such immediately preceding year (such grant to be made on (and not earlier or later than) May 1 of the year in which death occurs), (4) the Company shall pay to Executive's estate a prorated annual performance bonus

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under Section 4(d), calculated by multiplying the applicable bonus by a percentage equal to the total number of days that Executive was employed for the year in which death occurs, divided by 365, which prorated bonus is to be paid on (and not earlier or later than) May 1 of the year following the year in which death occurs, and (5) the Company shall grant to Executive's estate, without restrictions, the number of shares of Common Stock to which Executive would be entitled under Section 4(e) for the calendar year in which death occurs, but only if and to the extent the Target EBITDA or the Stock Price Thresholds under Sections 4(e)(i) or (ii) are met for the year in which death occurs (such grant to be made on (and not earlier or later than) May 1 of the year immediately following the year in which death occurs).

            (v) TERMINATION OF EMPLOYMENT AT EXPIRATION DATE If Executive's employment terminates upon the Expiration Date, then (1) Executive shall receive payment of any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, to be paid within thirty (30) days after the date of termination, (2) Executive shall receive payment of other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans, and (3) all restricted stock shares previously granted pursuant to Sections 4(b) and 4(e) shall immediately become fully vested, (4) the Company shall grant to Executive, without restrictions, the number of shares of Common Stock to which Executive would be entitled under Section 4(e) for 2008, but only if and to the extent the Target EBITDA or the Stock Price Thresholds under Sections 4(e)(i) or (ii) are met for 2008 (such grant to be made on (and not earlier or later than) May 1, 2009), and
(5) Executive shall be deemed to have remained employed through December 31, 2008 for purposes of eligibility for the annual performance bonus under Section 4(d) for 2008.

      (b) DISCHARGE FOR CAUSE. The Company may terminate Executive's employment at any time if it believes in good faith that it has Cause to terminate Executive. However, Executive's termination shall not be deemed for Cause unless the Company sends Executive a written notice detailing the reasons it believes it has Cause to terminate Executive on or before the date it intends to do so. "Cause" shall mean:

            (i) Executive's willful refusal to follow the Board's lawful directions or Executive's material failure to perform Executive's duties (other than by reason of physical or mental illness, injury, or condition), in either case, only after Executive has been given written notice by the Board detailing the directives Executive has refused to follow or the duties Executive has failed to perform and granting Executive at least 30 days to cure;

            (ii) Executive's material and willful failure to comply with Company policies as applied to senior executives, only after Executive has been given written notice by the Board detailing the policies with which Executive has failed to comply and granting Executive at least 30 days to cure;

            (iii) Executive's:

                  (1) engaging in an act of fraud or dishonesty that materially harms the Company or its affiliates;

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                  (2) conviction of a felony or conviction for any violation of any federal or state securities law;

                  (3) gross negligence in connection with any property or activity of the Company or its subsidiaries or affiliates ("Group");

                  (4) repeated and intemperate use of alcohol or illegal drugs after written notice from the Board;

                  (5) material breach of any of Executive's obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition), but only after Executive has been given written notice by the Board of the breach and granting Executive at least 30 days to cure; or

                  (6) becoming barred or prohibited by the SEC from holding Executive's position with the Company.

In the event Executive has tendered Executive's resignation, the Company may not then or thereafter terminate Executive for Cause.

      (c) TERMINATION FOR DISABILITY. Except as prohibited by applicable law, the Company may terminate this Agreement on account of Executive's Disability, or may transfer Executive to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability.

"Disability" means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive's material duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar day period.

      (d) DISCHARGE WITHOUT CAUSE. The Board may terminate Executive's employment at any time without Cause for any reason by providing Executive with 30 days advance written notice (the "Notice Period'); provided, however, that that the Board may elect to terminate Executive's employment prior to the expiration of such Notice Period, in which event the Company will pay Executive his then-current base salary through the expiration of the Notice Period (the "Notice Period Payment"). The Company's obligation to pay Executive the Notice Period Payment shall be in addition to any payments owed to Executive under
Section 5(a)(iii) above. If Executive is terminated by the Company without Cause, Executive shall only receive the special benefits provided under the applicable provisions of Section 5(a)(iii) if: (x) Executive complies with the restrictive covenants (Section 6) and all post-termination obligations to which Executive is subject, including, but not limited, the obligations contained in this Agreement, and (y) Executive signs a release form, subject to negotiation as provided below, within the time prescribed by the Company which shall be no later than 45 days after Executive receives the release from the Company and before asserting any claims covered by the release against the Company other than claims pertaining to (i) Executive's right to severance benefits, (ii) the Company's continuing indemnification obligations to Executive under Section 4, and (iii) claims for defamation, slander and/or libel (the conditions set forth in the preceding sub-clauses (x) and (y) to be referred to as the "Separation Conditions"). The Company shall furnish the release to

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Executive at Executive's termination. Subject to the exceptions in clauses (i)
through (iii) of the second preceding sentence, the parties shall in good faith negotiate the final form of such release, but it shall include provisions customary in formal settlement agreements and general releases, including, but not limited to, such things as Executive's release of the Company and all related persons or entities ("affiliates") from all known and unknown claims, Executive's covenant never in the future to pursue any released claim, Executive's promise never seek employment with the Company or any affiliate in the future, but not including any provision that expands Executive's obligations to the Company as set forth in Section 5(i) below. The Company and Executive acknowledge that the severance benefits for which the release is required are intended to effect Executive's peaceful transition from the Company. If Executive chooses not to sign the release, Executive shall have the right to pursue any claims Executive may have, but Executive shall not be eligible to receive the severance benefits set forth in sub-clauses (1) through (6) of
Section 5(a)(iii). Executive also acknowledges that the Company's obligation to provide any severance benefits under Section 5(a)(iii) shall terminate immediately upon any breach by Executive of any post-termination obligations to which he is subject; provided that the Company has provided prior written notice to Executive setting forth the post-termination obligations Executive is alleged to have breached and granting Executive 30 days to cure.

      (e) RESIGNATION FOR GOOD REASON. Executive may resign from employment for GOOD REASON, which shall mean the occurrence of any of the following without Executive's express written consent:

            (i) Relocation of Executive's primary office location more than 50 miles from the current location, as set forth in Section 3;

            (ii) Any change in or the Company's refusal to comply with the provisions of Section 2;

            (iii) Any diminution in Executive's title, or material diminution in his compensation or duties;

            (iv) Material failure by the Company to keep any promise or make any payment provided herein;

            (v) Change in Control as defined in Section 7 below;

            (vi) Any transfer to any subsidiary or affiliate or other change that removes Executive from the position of Chief Executive and President of the Company;

            (vii) Failure by the Company to continue, or continue Executive's participation in, any compensation plan in which Executive participates or is entitled to participate such that Executive's total compensation is reduced by more than five percent (5%); or

            (viii) Failure by the Company to continue, or continue Executive's participation in, any benefit plan in which Executive participates unless an equivalent substitute is adopted or made available on a basis not less favorable to Executive and Executive's spouse.

            However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (i) Executive does not provide the Company with written notice of Executive's intent to terminate Executive's employment due to an event that would constitute Good Reason within the earlier of 30 days after the occurrence of such event or 30 days after Executive is officially notified or it is officially announced that the Company will take any actions that would constitute Good Reason to resign, (ii) the Company reverses the action or cures the default that constitutes Good Reason within 30 days after receiving such written notice, (iii) Executive does not terminate employment within 60 days after the event occurs, (iv) Executive is a primary instigator of the Good Reason event other than a Change in Control and the circumstances make it inappropriate for Executive to receive benefits under this Agreement (e.g., Executive initiates a relocation of the Company's headquarters); or (v) the Company in good faith temporarily suspends Executive for no more than 30 days (with full pay) to investigate any suspected wrongdoing that, if substantiated, would give the Company reason to terminate Executive for Cause.

            If Executive resigns from employment for Good Reason as defined in this Section 5(e), Executive shall only receive the severance benefits set forth in sub-clauses (1) through (6) of Section 5(a)(iii) if Executive satisfies the Separation Conditions and any other obligations set forth in Section 5(d) above.

      (f) RESIGNATION WITHOUT GOOD REASON. Executive may terminate Executive's employment hereunder at any time without Good Reason upon providing the Company with 30 days written notice of Executive's intention to do so; provided, however, that (i) the Company shall be entitled to accept Executive's resignation as of any earlier date, and (ii) the Board may elect to terminate Executive's employment prior to the expiration of the 30-day notice period, in which event the Company will pay Executive his then-current base salary through the expiration of such notice period. Executive's termination under this Section 5(f) shall only entitle him to be eligible to receive the benefits in Section 5(a)(i).

Notwithstanding anything to the contrary in this Agreement or any other document, restricted stock shares and all other performance or incentive compensation shall cease vesting when Executive gives notice of resignation under this Section 5(f).

      (g) DEATH. If Executive dies while employed under this Agreement, the payments required by Section 5(a)(iv) in the event of Executive's death shall be made.

      (h) AMOUNTS OWED TO THE COMPANY. Any amounts payable to Executive under this Section shall first be applied to repay any liquidated amounts Executive owes the Company (i.e., personal expenses on Executive's credit card).

      (i) NO FURTHER OBLIGATIONS. Upon termination of employment for any reason, the Company and Executive shall have no further obligations to each other, except the Company's ongoing indemnification obligation under Section 4, and Executive's post-termination obligations under Sections 6 and 17, or as set forth in any written agreement Executive subsequently enters into with the Company.

      (j) DELAY IN PAYMENTS TO COMPLY WITH CODE Section 409A. Notwithstanding any provision of this Section 5 to the contrary, if Executive is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), then any payment that is required to be made under the foregoing provisions of this Section 5 within the first six (6) months following Executive's "separation from service" (within the meaning of Code Section 409A(a)(2)(A)(i)) with the Company shall not be paid prior to the date that is six (6) months after the date of the Executive's "separation from service" and shall be paid in a single lump sum payment after such six (6) month period has elapsed.

6. RESTRICTIVE COVENANTS. Executive acknowledges that: (i) his position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company, (ii) the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers are valuable assets of the Company and may not be used for any purpose other than the Company's Business, (iii) the Company will invest its time and money in the development of Executive's skills in the Business, and (iv) the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Executive's right to work or earn a living after Executive's employment with the Company ends.

      (a) PROMISE NOT TO DISCLOSE. Executive agrees that he will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company's Business, except as authorized in writing by the Company; (ii) during Executive's employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive's resignation or termination for any reason (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Executive's possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company's prior written consent. The obligations under this Section 6(a) shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and
(ii) with regard to the Confidential Information, remain in effect during Executive's employment with the Company and for a period of two (2) years after Executive's employment with the Company ends for any reason. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

      (b) PROMISE NOT TO SOLICIT. During Executive's employment and for a period of six (6) months after Executive's employment with the Company ends for any reason, Executive will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business.

      (c) PROMISE NOT TO ENGAGE IN CERTAIN EMPLOYMENT. During Executive's employment and for a period of six (6) months after Executive's employment with the Company ends for any reason, Executive will not, on his own behalf or on behalf of any person or entity engaged in the Business, engage in or perform within the Territory any of the activities which Executive performed, or which are substantially similar to those which Executive performed, as President and/or Chief Executive Officer of the Company. Nothing in this Agreement shall be construed to prohibit Executive from performing activities which he did not perform for the Company. Executive and the Company acknowledge and agree that the covenant set forth in this Section 6(c) shall not apply if Executive's employment terminates as a result of the expiration and non-extension of the Employment Term as set forth in Section 5(a)(v) above.

      (d) The capitalized terms set forth in sub-sections 6(a), (b), and (c) above shall be defined as follows:

            (i) "Business" shall mean the business of owning and operating hotels including, but not limited to, full-service hotels which have food and beverage operations and meeting spaces.

            (ii) "Confidential Information" means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that
(i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company's competitors, and
(iv) would damage the Company if disclosed, and (b) information of any third party (the "Third Party") provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding any Third Party, independent contractors, employees, clients, customers, licensors, and/or suppliers of the Company, and (vi) information concerning the Company's or any Third Party's financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means. For purposes of this definition of "Confidential Information" only, the term "Company" shall include the Company's parents, subsidiaries, affiliates, and all related companies; provided, however that the definition of "Confidential Information" shall only apply to information which Executive acquired or used by virtue of Executive's employment with the Company.

            (iii) "Employee" means any person who (i) is employed by the Company at the time Executive's employment with the Company ends, (ii) was employed by the Company during the last year of Executive's employment with the Company (or during Executive's employment if employed less than a year), or (iii) is employed by the Company during the six (6) month period following the termination of Executive's employment.

            (iv) "Territory" means the fifteen (15) mile radius surrounding the Company's corporate office at 3445 Peachtree Rd., Suite 700, Atlanta, Georgia 30326.

            (v) "Trade Secrets" means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this definition of "Trade Secrets" only, the term "Company" shall include the Company's parents, subsidiaries, affiliates, and all related companies; provided, however that the definition of "Trade Secrets" shall only apply to information which Executive acquired or used by virtue of Executive's employment with the Company.

      (e) INJUNCTIVE RELIEF. Executive agrees that if he breaches Section 6(a),
(b), and/or (c) of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and (iii) money damages alone would be an inadequate remedy for the injuries suffered by the Company. The alleged breach of such Sections shall be enforceable in a court of equity and appropriate injunctive relief may be applied for and granted in connection therewith. Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.

      (f) RETURN OF INFORMATION. When Executive's employment with the Company ends, Executive shall promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, of or pertaining to it or any Group member in Executive's possession or control. In addition, during Executive's employment with the Company, Executive shall meet with Company personnel and, based on knowledge or insights Executive gained during Executive's employment with the Company, answer any question they may have related to the Company or the Group. The Company shall pay Executive for attending such meetings at a rate not less than the hourly equivalent of Executive's base salary, plus reimbursement of reasonable expenses in accordance with the Company's reimbursement policy for senior executives.

      (g) PROMISE TO DISCUSS PROPOSED ACTIONS IN ADVANCE. Executive promises that before he discloses or uses Confidential Information, and before he commences employment, solicitations, or any other activity that could violate the promises he has previously made, Executive shall discuss his proposed actions with the Chairman of the Board, who shall advise Executive in writing whether he believes that Executive's proposed actions would violate this Agreement.

      (h) INTELLECTUAL PROPERTY. Intellectual property (including such things as all inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during Executive's employment hereunder (except intellectual property that has no relation to the Group or any Group customers that Executive developed, purely on Executive's own time and at Executive's own expense), shall be the sole and exclusive property of the Company, and Executive hereby assigns all Executive's rights, title, and interest in any such intellectual property to the Company.

7. CHANGE IN CONTROL.

      (a) EVENTS TRIGGERING CHANGE IN CONTROL. Change in Control shall mean the first of the following to occur after the date of this Agreement:

            (i) Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 51 percent or more of the combined voting power of the Company's then outstanding securities, except that a voting agreement or other voting activity shall not make the Person a Beneficial Owner unless the voting activity in question is intended to accomplish a Change in Control under Sections 7(a)(ii), (iii), or (iv). In applying the preceding sentence, securities acquired directly from the Company or its affiliates by or for the Person shall not be taken into account.

            (ii) Change in Board Control. During a consecutive 2-year period commencing after the date of this Agreement, individuals who constituted the Board at the beginning of the period cease for any reason to constitute a majority of the Board. In determining whether such a change in Board membership has occurred, any Approved Replacement Director shall be treated as if he/she had been a director at the beginning of the two-year period. For purposes of this Section, "Approved Replacement Director" shall mean a director whose election (or nomination for election) was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or were themselves Approved Replacement Directors.

            (iii) Merger Approved. The shareholders of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

            (iv) Sale of Assets. The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company's Common Stock shareholders in substantially the same proportions as the owners of the Company's Common Stock before such transaction or series of transactions.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

      (b) CERTAIN DEFINITIONS.

            (i) "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended."

            (ii) Management Action" means any event, circumstance, or transaction that results from the action of the Management Group.

            (iii) "Management Group" means any entity or group that includes, is affiliated with, or is wholly or partly controlled by one or more executive officers of the Company.

            (iv) "Person" has the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and as modified and used in Section 13(d) of that Act, and shall include a "group," as defined in Rule 13d-5 promulgated thereunder. However, a Person shall not include: (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) Oaktree Capital Management, LLC, (v) the Blackstone Group, or
(vi) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

8. NOTICE.

      (a) TO THE COMPANY. Executive shall send all communications required by this Agreement to the Company in writing by hand delivery or overnight, both requiring signature acknowledging receipt, addressed as follows:

If Mailed to Company:

Lodgian Inc.

Attention: Daniel Ellis, Senior Vice President and General Counsel, 3445 Peachtree Road NE, Suite 700 Atlanta, Georgia 30326

With a copy to Lodgian Inc.

Attention: Chairman of the Board, 3445 Peachtree Road NE, Suite 700 Atlanta, Georgia 30326

      (b) TO EXECUTIVE. Company shall send all communications required by this Agreement to Executive in writing by hand delivery or overnight, both requiring Executive's signature acknowledging receipt, addressed as follows: Edward J. Rohling, 5310 Nakoma Drive, Dallas, Texas 75209.

      (c) TIME NOTICE DEEMED GIVEN. Written notice as required by this Agreement shall be deemed to have been given to either party when signed by such party or its representative acknowledging receipt.

9. GOLDEN PARACHUTE LIMITATION. Executive's payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by an independent auditor mutually satisfactory to the Company and Executive. If any benefits must be cut back to avoid triggering such penalties, Executive's benefits shall be cut back in the priority order designated by the Company but in no event may the payment in Section 4(a) be reduced. The Company and Executive shall cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits Executive receives.

10. AMENDMENT. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by the Chairman of the Board and Executive. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

11. INTERPRETATION; EXCLUSIVE FORUM. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Georgia (excluding any that mandate the use of another jurisdiction's laws). Any litigation or similar proceeding with respect to such matters only may be brought within that state, and all parties to this Agreement consent to that state's jurisdiction and agree that venue anywhere in that state would be proper.

12. SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive's estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which Executive participates. Without Executive's consent, the Company may not assign this Agreement to a successor that agrees in writing to be bound by this Agreement, after which any reference to the "Company" in this Agreement shall be deemed to be a reference to the successor. Thereafter, the Company shall have no further primary, secondary or other responsibilities or liabilities under this Agreement of any kind.

13. TAXES. The Company shall withhold taxes from payments it makes pursuant to this Agreement as required by applicable law.

14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

16. ENTIRE AGREEMENT. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. However, this Agreement does not override other subsequent written agreements Executive may executed relating to specific aspects of Executive's employment, such as conflicts of interest.

17. FORMER EMPLOYERS. Except for the non-compete agreement with Pittsburgh Greentree Radisson Hotel, as previously disclosed by Executive, Executive is not subject to any employment, confidentiality, or other agreement or restriction that would prevent Executive from fully satisfying Executive's duties under this Agreement or that would be violated if Executive did so. Without the Company's prior written approval, Executive shall not disclose proprietary information belonging to a former employer or other entity without its written permission.

Executive shall indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because Executive is alleged to have violated the provisions of this Section 17 or improperly revealed or used proprietary information of a former employer without its permission, or if a former employer challenges Executive's entering into this Agreement or rendering services pursuant to it.

18. INDEPENDENT ENFORCEMENT. The covenants set forth in Section 6 of this Agreement shall be construed as agreements independent of any other agreements or any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Executive or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Section 6 of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Section 6 of this Agreement by reason of any breach of any other part of this Agreement or any other agreement with Executive.

Executive acknowledges that all understandings and agreements between the Company and Executive relating to the subjects covered in this Agreement are contained in it and that Executive has entered into this Agreement voluntarily and not in reliance on any promises or representations by the Company other than those contained in this Agreement itself.

Executive further acknowledges that he has carefully read this Agreement, that he understands all of it, and that he has been given the opportunity to discuss this Agreement with his personal legal counsel and has availed himself of that opportunity to the extent he wished to do so.

                                        LODGIAN, INC.

                                        By: s/ Linda Philp
                                            ------------------------------------
                                        Name:  Linda Philp
                                        Title: Chief Financial Officer
                                        Date:  7-12-05

                                        EDWARD J. ROHLING

                                        By: s/ Edward J. Rohling
                                            ------------------------------------
                                        Name: Edward J. Rohling
                                        Date: 7-12-05

                                    Exhibit A

IF THE COMPANY'S EBITDA ACHIEVES THE PERCENTAGE OF TARGET EBITDA FOR THE CALENDAR YEAR IN QUESTION, COMPANY SHALL PAY EXECUTIVE THE ANNUAL PERFORMANCE BONUS OF

% of Target EBITDA Achieved               Cash Award
---------------------------               ----------
Less than 90% of Target EBITDA            2005:  $110,000
                                          2006 - 2008: $220,000
90 - 99.99% of Target EBITDA              2005: $200,000
                                          2006 - 2008: $400,000
100 - 107.49% of Target EBITDA            2005:  $250,000
                                          2006 - 2008: $500,000
107.5 - 114.99% of Target EBITDA          2005:  $316,250
                                          2006 - 2008: $632,500
115 - 124.99% of Target EBITDA            2005:  $343,750
                                          2006 - 2008: $687,500
125 - 134.99% of Target EBITDA            2005:  $371,250
                                          2006 - 2008: $742,500
135 - 144.99% of Target EBITDA            2005:  $426,250
                                          2006 - 2008: $852,500
Greater than 145% of Target EBITDA        2005:  $481,250
                                          2006 - 2008: $962,500

EBITDA

For all purposes herein, EBITDA shall be defined as the Company's reported Adjusted EBITDA. Adjusted EBITDA is defined as EBITDA for the Company's Continuing Operations Hotels, excluding the effects of certain charges such as pre-emergence reorganization expenses, post-emergence Chapter 11 expenses included in corporate and other on the Company's consolidated statement of operations, impairment losses and casualty losses for damage caused to the Company's properties by the hurricanes that struck the southeastern United States in the 2004 third quarter. Furthermore, for 2005, EBITDA (and Adjusted EBITDA) shall not include the results of operations of the Crowne Plaza Hotel in West Palm Beach, Florida, and the Holiday Inn in Melbourne, Florida, both of which are currently closed. Nor shall EBITDA (and Adjusted EBITDA) include business interruption proceeds received by the Company related to these two (2) hotels. For all purposes, the Company's Continuing Operations Hotels include all hotels that the Company operates which are (i) not classified as "held for sale," and/or (ii) otherwise excluded under this paragraph.

TARGET EBITDA

Target EBITDA is defined in Section 4 (d) (iii) of the Agreement.

STOCK PRICE THRESHOLD

Stock Price Threshold shall mean:

2005:                   $12.00 per share
2006:                   $15.00 per share
2007:                   $18.00 per share
2008:                   $21.00 per share